Exhibit 10.1

EXCLUSIVE TRADEMARK AND SYMBOL USE LICENSE AGREEMENT, AND
OTHER COVENANTS (FLAMENGO / E-SPORTS)

CLUBE DE REGATAS DO FLAMENGO, non-profit sports practice entity, registered with the CNPJ under No. 33.649.575 / 0001-99, with head office at Avenida Borges de Medeiros, No. 997, Lagoa, Rio de Janeiro - RJ, CEP 22.430-041, herein represented, pursuant to its By-laws, by its Chairman, Mr. LUIZ RODOLFO LANDIM MACHADO, hereinafter simply referred to as “LICENSOR” or “FLAMENGO”.

SIMPLICITY ONE BRASIL LTDA, limited liability company, registered with the CNPJ under nº 26.311.017 / 0001-53, with head office at Avenida São Francisco, 1.014, Quadra 43, Lote 62E sala 5, Santa Genoveva, Goiânia - GO, CEP 22.775-056, herein represented, in the form of its Articles of Incorporation, by its partner, Mr. ALEXANDRE JORGE PERES, hereafter simply referred to as “LICENSEE”.

WHEREAS THAT:

(i)	FLAMENGO is the holder of several registrations for FLAMENGO trademark and its variants, with or without claiming red and black colors, pursuant to Industrial Property Law, LPI, No. 9279/96, as described in Annex I (the “Trademarks”);

(ii)	FLAMENGO also owns property rights to its symbols, shields and other distinctive signs that identify it in Brazil and abroad, whether for sports activities or for any directly exploited product, or through specific agreements with third parties;

(iii)	The LICENSEE intends to promote the “League of Legends” modality, as well as other modalities in E-Sports defending the colors, logos, badges and other distinctive signs of the LICENSOR;

(iv)	The LICENSEE recognizes that “Flamengo” trademark, as well as the other symbols that incorporate said sign - in full or in part, and also the uniforms, shields, red and black colors are; of undeniable notoriety in Brazil and abroad, and of undeniable reputation before the general public in all segments; and,

(v)	The LICENSOR wishes to license exclusively to E-Sports solely to exploit the use of its marks and symbols to display a League of Legends team in E-Sports, as well as other modalities in E-Sports, subject to its future approval, by signing this agreement, according to the following terms and conditions:

1. AGREEMENT SUBJECT MATTER

1.1.	The LICENSOR, as the legitimate holder of industrial property rights over the trademarks included in ANNEX I and other symbols and shields duly required / registered in accordance with Brazilian Law (“TRADEMARKS”), hereby authorizes the LICENSEE to use the TRADEMARKS on a League of Legends team in E-Sports, as well as in other modalities in E-Sports, which will be maintained and assembled by LICENSEE during the agreement term.

1.2.	It is established that in League of Legends modality, in the specific case of the vacancy for participation in the Brazilian League of Legends Championship (“CBLOL”), it will belong to the LICENSOR and will be administered on behalf of the LICENSOR by the LICENSEE as part of the Agreement. Therefore, it is further established that the amounts related to participation in CBLOL and awards arising from participation in CBLOL and other competitions organized by RIOT GAMES in the League of Legends modality, during the term of this Agreement, will be paid directly to LICENSOR by RIOT GAMES, being subsequently passed on to LICENSEE, excluding royalties and corresponding taxation, as provided in Clause 5.1 (b) of this Agreement.

1.3.	It is further established that the vacancy for participation in CBLOL, during the term of this agreement, in the League of Legends modality, will be administered on behalf of the LICENSOR exclusively by the LICENSEE, and, therefore, the LICENSOR shall inform the LICENSEE, by 05 (five) business days, of any communication received by RIOT GAMES. In this sense, the LICENSEE is granted the right to decide on the permanence and / or purchase of any vacancy or rights that may be made available by RIOT GAMES to the participating teams of CBLOL. If the LICENSOR does not make the appropriate communication and the LICENSEE loses the rights to manage the vacancy, the LICENSOR shall pay, as a fine, the amount of 10% (ten percent) of the total fixed compensation and royalties already executed up to said date, without prejudice to the other conditions contained in the Agreement.

1.3.1.	For the purposes of clause 1.3, the Parties agree that it is solely and exclusively for the LICENSEE, without any influence of the LICENSOR, to identify the opportunity and / or convenience of exercising the right of permanence, purchase or similar with respect to the permanence of the League of Legends team at CBLOL.

1.4.	For all other League of Legends tournaments or any other type of E-Sports tournament that may arise under this Agreement or during its term, the vacancies shall be the property and responsibility of the LICENSEE, and the LICENSOR shall not have any interference or property rights over them during the term of this Agreement, or upon expiration thereof, and the LICENSOR is obliged to notify LICENSEE of any opportunity to which it is notified, invited and / or made available in any way, under penalty of indemnifying LICENSEE if it doesn’t do it.

1.5.	The LICENSEE may use the Trademarks in conjunction with any trademarks or fantasy names, domain names, logos, or other advertising media that together or separately encompass the market identity of the LICENSOR, subject to any prior obligations of the LICENSOR with respect to others Sponsors, such as ADIDAS Brasil S.A, and always after the prior approval of the LICENSOR.

1.5.1	In addition, the LICENSEE may sublicense the Trademarks on a non-exclusive basis or any part thereof to third parties, subject to the prior authorization of the LICENSOR. The LICENSOR undertakes to proceed with all acts, measures and fees necessary to maintain all Trademarks in full force and effect during the term of this Agreement. The LICENSOR shall always keep the LICENSEE informed of any event that may affect the validity of the Trademarks or this license. The activities and expenses incurred with the maintenance of the Marks will be the sole responsibility of the LICENSOR.

1.6.	The LICENSOR shall be solely and exclusively liable for any loss or damage caused to the LICENSEE on account of the cancellation, refusal or annulment of applications for registration or registrations of the Trademarks, for any reason, and hereby specifically agrees and undertakes to exempt the LICENSEE from and indemnify it for any such loss or damage.

1.7.	The LICENSEE may request this Agreement to be registered with INPI or any other governmental entity, understanding that any and all costs and / or expenses related to such registration (including, without limitation, deposit fees, attorney’s fees, registration fees and renewal fees) shall be borne solely by the LICENSEE.

2. COMMITMENTS AND RESPONSIBILITIES

2.1.	The LICENSEE undertakes to remunerate all athletes, technical committee, as well as any support team eventually hired to assist the “League of Legends” team in E-Sports, as well as other E-Sports modalities, without any connection or contracting between them and the LICENSOR. If the LICENSEE athletes receive any kind of material incentive, allowance or sponsorship, this shall only be paid by the LICENSEE, without any remuneration relationship with the LICENSOR. It is hereby stipulated that if any member of the technical or support team, athletes, or any of their employees and / or representatives enter legally in the face of the LICENSOR seeking any kind of relationship or legal relationship, the LICENSEE will be fully responsible for the expenses incurred by the LICENSOR with its defense, as well as for the payment of any court fees, appeal bonds, loss of suit and conviction fees, and it is certain that the responsibility of the LICENSEE for the sums due will be computed as from January 1, 2020 and any previous amounts is the responsibility of the LICENSOR. The LICENSEE shall, in this event, pay to the LICENSOR all amounts spent by it, as defined in this clause, within five (05) days after the LICENSOR communicates the fact.

2.1.1.	The LICENSEE declares that if any athlete or member of its technical committee of its League of Legends team in E-Sports has at any time filed a lawsuit against the LICENSOR, the LICENSEE, upon notice from the LICENSOR in writing, accompanied by the appropriate documentary evidence of the respective lawsuit brought against the LICENSOR, undertakes to dismiss it within a maximum of fifteen (15) days of its knowledge, taking all reasonable steps to maintain absolute confidentiality about the reasons for dismissal.

2.2.	If any national or international pay-per-view, cable TV, open or closed pay-TV broadcaster has an interest in capturing, fixing, editing, displaying or broadcasting “League of Legends” team matches and / or other modalities in E-Sports, the LICENSOR shall agree to said contract, and the authorization of the LICENSEE to third parties is expressly forbidden without the written consent of the LICENSOR. In such cases, the LICENSOR shall have up to 10 (ten) business days from the request made by the LICENSEE in writing and effectively to respond to the request, and the absence of response by the LICENSOR will be considered tacit approval, provided that they are subject to the terms of this Agreement.

2.3.	The LICENSEE undertakes not to allow any third party to use the image of matches played by the “League of Legends” team and / or other modalities in E-Sports under the LICENSOR trademarks and symbols, in any media and for any display, including but not limited to games, sticker albums, feature films, short films, documentaries, commercials, advertisements, etc., without the prior and express consent of the LICENSOR. The LICENSOR may even use legal instruments to prevent the use of such images. In such cases, the LICENSOR shall have up to ten (10) business days from the request made by the LICENSEE in writing and effectively to respond to the request, and the absence of response by the LICENSOR will be considered tacit approval, provided that they are subject to the terms of this Agreement.

2.4.	The LICENSEE will be fully liable to the LICENSOR for any breach of contract. Likewise, the LICENSOR shall be fully liable to the LICENSEE for any breach of contract.

2.5.	There is no legal solidarity between the LICENSOR and the LICENSEE under this express contractual provision. It is hereby stipulated that if any third party enters the LICENSOR seeking indemnity or compensation for moral or material damages due to actions or omissions attributable to the LICENSEE, the LICENSEE will be fully responsible for the expenses incurred by the LICENSOR for its defense, as well as as for the payment of any court fees, appeal bonds, attorney’s fees and conviction fees. The LICENSEE shall, in this event, pay the LICENSOR all the amounts spent by it, as defined in this clause, within five (05) days after the LICENSOR communicates the fact. Likewise, if any third party enters the LICENSEE seeking compensation or reimbursement for moral or material damages due to actions or omissions attributable to the LICENSOR, the LICENSOR will be fully responsible for the expenses incurred by the LICENSEE for its defense, as well as for payment of any court fees, appeal bonds, attorney’s fees and conviction fees. The LICENSOR shall, in this event, pay to the LICENSEE all amounts spent by it, as defined in this clause, within five (5) days after the LICENSEE communicates the fact.

2.6.	The LICENSEE undertakes to require its athletes not to participate in any E-Sports “League of Legends” match or exhibit in a team that exhibits, displays or bears the trademarks of other clubs or sports associations during the term in which they participate in the LICENSEE team.

2.7.	The LICENSEE shall use only uniforms previously approved by the LICENSOR in color combinations and trademark displays in expressly authorized sizes.

2.8.	The LICENSEE may not engage sponsorship for the “League of Legends” team in E-Sports without the express prior consent and agreement of the LICENSOR.

2.9.	The obligations of the LICENSEE, among others provided for in this Agreement or arising from law, are to comply with and require its service providers, employees, workers, athletes, etc., to comply with all clauses and conditions set forth herein.

2.10.	The LICENSEE undertakes not to produce and / or market any products with the LICENSOR Trademarks and / or color combination, either by itself or through third parties, without the necessary LICENSOR endorsement in writing.

2.11.	All arts created by the LICENSEE must be approved by the LICENSOR.

2.11.1.	The LICENSEE will send the art to the LICENSOR and the LICENSOR will have five (5) business days to approve or send notification with the points with which it does not agree.

2.11.2.	If there is no manifestation during this period, the art will be considered as approved, and the LICENSOR may not later question its use.

2.11.3.	In case of initial disagreement with the art, it is agreed that the maximum period of manifestation of each Party will be 05 (five) business days, until the final approval.

2.12.	Travel, food, lodging, transportation and all other expenses for training and for the participation of the “League of Legends” team and other modalities in E-Sports in competitions shall be the responsibility of the LICENSEE, with no burden or financial liability to the LICENSOR.

2.13.	The LICENSEE must keep the LICENSOR E-Sports teams among the 60% (sixty percent) best placed in the competitions in which they participate. The team shall be among the “Top 6” of the competitions, except for the purposes of this clause international competitions and competitions other than the League of Legends modality.

2.13.1.	In the event of a different outcome and the LICENSEE does not take the appropriate measures before the end of the knockout stage, upon prior notification by the LICENSOR, the LICENSOR may charge 10% (ten percent) of the prize corresponding to the competition in question.

2.13.2.	If the LICENSEE fails to comply with this provision on a recurring basis in 3 (three) or more League of Legends competitions, it will give rise to the possibility of early termination by the LICENSOR, without paying any fine.

2.14.	The inclusion of any new modality of e-Sports by the LICENSEE to the Project must be previously approved by the LICENSOR, requiring simple written proof, either by email, letter, facsimile, etc. In such cases, the LICENSOR shall have up to 10 (ten) business days from the request made by the LICENSEE in writing to respond to the request, and the absence of response by the LICENSOR will be deemed tacit approval, provided that they are subject to the term of this Agreement. In case of refusal, it shall be substantiated in writing and submitted by the LICENSOR for analysis by the LICENSEE.

2.15.	The LICENSEE will assume the designation of the Official Partner of the LICENSOR for all electronic sports projects.

2.16.	The LICENSOR shall obligatorily make at least one post per month of content related to the projects of the E-Sports team administered by the LICENSEE in its official social network accounts, these posts also being subject to the provisions of Clause 2.10 of this Agreement.

2.16.1.	The LICENSOR will make the best efforts to perform up to two (2) annual activities with the participation of male professional soccer athletes, in the Training Center of the LICENSOR.

3. TERRITORY

3.1.	This license agreement will be valid throughout the national and international territory.

4. TERM

4.1.	This Agreement will have a term of 3 (three) years, beginning on January 1, 2020 and ending on December 31, 2022, and may be renewed by mutual agreement by the parties, and always in writing.

4.2.	The renewal of this instrument is at the sole discretion of the LICENSOR, in accordance with the negotiation and approval of new commercial conditions, subject to the rights and duties previously assumed by the Parties in relation to third parties, as well as the provisions of the following clause. Renewal will depend on signature of an Addendum.

4.3.	The LICENSEE shall be entitled to submit the first proposal for the renewal of the Agreement (“Right of First Proposal”) by September 30, 2022 (“Final Date of First Proposal”).

4.3.1. Until the First Proposal Final Date, the LICENSOR shall not conclude negotiations with third parties for the granting to third parties of any provision, sponsorship, marketing or licensing services similar to or identical to the services that are the subject of this Agreement. After the First Proposal Final Date, the LICENSOR will be free to evaluate third party business proposals (“Third Party Proposal”), but not to enter into agreements until the final date of the agreement.

4.3.2. The LICENSOR shall, after the First Proposal Final Date and by December 31, 2022, inform the LICENSEE of its interest in accepting or not accepting the First Proposal (“Final Proposal Acceptance Date”) or Third Party Proposal, if such last one is more advantageous.

4.3.3. If a Third Party Proposal is submitted, the LICENSOR shall acknowledge the entire content of said Third Party Proposal to the LICENSEE, so that it may be entitled to cover the Third Party Proposal.

5. COMPENSATION AND FORM OF PAYMENT

5.1.	As consideration for the use of the Trademarks of the LICENSOR, if the LICENSEE obtains sponsorships and / or partnerships for the “League of Legends” in E-Sports or any other modality in E-Sports, provided that the LICENSOR agrees to said sponsorship / partnership, the LICENSEE shall pay the LICENSOR in accordance with the following provisions:

a)	Fixed Compensation: payment of fixed annual fee, always to be paid in 04 (four) equal installments and maturing on 01/10; 05/10, 09/10 and 12/10 of each of the three (3) years that will be paid as follows:

(i) in the first year, the amount of R$ 170.000,00 (one hundred and seventy thousand reais);

(ii) in the second year, the amount of R$ 185.000,00 (one hundred and eighty-five thousand reais); and,

(iii) in the third year, the amount of R$ 200.000,00 (two hundred thousand reais).

b)	Variable Compensation - Royalties / Sponsorships: payment of royalties in the amount of 8% (eight percent) of the gross revenue obtained by the project, minus only the taxes due. It is established that for the purpose of calculating royalties there will be no deduction of operating expenses and other expenses from revenue before the application of the percentage of royalties.

b.1) The payment of royalties will be due in accordance with the gross revenue obtained by the project, and shall be paid by the fifth business day of the month following the receipt of the revenue.

5.1.1.	For purposes of this Agreement, sponsorship is any amount that, regardless of the name of the agreement, generates compensation or material aid to the LICENSEE, whether through direct compensation or materials and equipment. The LICENSEE acknowledges that any other properties linked to the “League of Legends” in E-Sports, including but not limited to the sale of static and digital cards on the playing field, shall also be considered as sponsorship for purposes of this instrument.

5.2.	Payment will always be at t For purposes of this Agreement, sponsorship is any amount that, regardless of the name of the agreement, generates compensation or material aid to the LICENSEE, whether through direct compensation or materials and equipment. LICENSEE acknowledges that any other properties linked to the “League of Legends” in E-Sports, including but not limited to the sale of static and digital cards on the playing field, shall also be considered as sponsorship for purposes of this instrument.he end of each full month, based on the date of signature of the assignment and will be effective within 10 (ten) days of the issuance of the receipt or bill by the LICENSOR, by depositing in the respective checking account of the LICENSOR.

5.3.	If the LICENSEE does not obtain sponsorships and / or partnerships in sufficient amounts to support the maintenance costs of its “League of Legends” team in E-Sports, the LICENSEE shall bear the remaining amount, and in no event the LICENSOR will be required to provide funds to pay no costs or expenses for the “League of Legends” team in E-Sports.

5.4.	All sponsorships and / or partnerships obtained by the LICENSEE shall be previously and expressly approved by the LICENSOR and shall, in any case, comply with the agreement limits previously established by the LICENSOR with third parties, and may not exceed the exclusive rights of its business partners, by way of example, Adidas, Ambev and Konami. The LICENSEE is entitled to negotiate the sponsorship and partnership rights referred to in this Clause, and the LICENSOR may not interfere with the values, commercial properties and duration of these agreements, provided that they are subject to the terms of this Agreement. In such cases, the LICENSOR shall have up to five (05) business days from the request made by the LICENSEE in writing to respond to the sponsorship approval request, and the absence of response by the LICENSOR shall be deemed tacit approval, provided they are subject to the terms of this Agreement.

5.5.	The amounts obtained by the LICENSEE shall be informed to the LICENSOR every 2 months, through the presentation of the Income Statement, containing all receipts from the LICENSEE in the previous month. This statement shall contain accurate and reliable information and the LICENSOR may request any additional information and / or question the values and data contained in such statement.

5.5.1.	The statement for the last month, prior to the bimonthly billing by the LICENSOR, shall contain the summary information of the previous months, thus proving the total under which the royalties shall be calculated.

5.4.2.	The LICENSOR shall verify the information submitted by the LICENSEE and may submit any further questions or documents at any time.

5.5.	If any payment is due to the LICENSOR by the LICENSEE, the LICENSEE shall make the payment due to the LICENSOR at Banco Itaú, Agência 8548 – Conta Corrente 26170-3, Favorecido - Clube de Regatas do Flamengo.

5.6.	Payment of any royalties due shall be made by LICENSEE after payment, for INSS, of the percentage of 5% (five percent) on the amount due. However, the LICENSOR shall only consider the discount upon sending, by the LICENSEE, of the proof of said payment, until the due date, to the email financeirolicenciamento@flamengo.com.br.

5.7.	Either Party may mutually agree to receive late payments without terminating this Agreement if payment is due to it from the other Party. In any case, the amounts due will be monetarily adjusted, according to the IGPM / FGV monetary index, or in their absence, by the higher index, plus interest of 1% (one percent) per month or fraction and a fine of 10% (ten percent) on the total due.

5.8.	Each Party will be responsible for the collection and timely payment of taxes levied on payments under this agreement, as defined in tax legislation.

6. PROMOTIONAL MATERIAL

6.1.	All promotional material used by the LICENSEE, such as catalogs, graphic material, advertisements, billboards, media advertisements, among others, in the promotion of the “League of Legends” team in E-Sports, shall be previously and expressly approved by the LICENSOR , in any case, it shall respect the limits set forth herein and may not exceed information not authorized by the LICENSOR.

6.2.	Respecting the agreement limits, the LICENSEE is responsible for obtaining the individual authorization of each of the athletes and third parties who use the image, name, nickname or voice for their promotional or dissemination campaigns. By this Agreement, at no time does the LICENSOR grant the LICENSEE the right to use the image of third parties. This Instrument only authorizes the use of the trademarks of the LICENSOR described in ANNEX I.

6.3.	If the LICENSEE uses the image of a third party without proper authorization, it will be fully liable to the third party for the misuse of its image. Thus, any kind of legal solidarity between the LICENSOR and the LICENSEE vis-à-vis the third party is excluded by this express agreement provision.

6.3.1.	The LICENSEE will assume and / or reimburse the LICENSOR of all expenses, legal costs, attorney’s fees and other damages caused as a result of any claims made as a result of improper use of image of the third party vis-à-vis the LICENSOR, which has as its subject the “League of Legends” in E-Sports or its promotion and / or dissemination, including taking steps to substitute the LICENSOR in any legal claims against this proposal by third parties, regardless of the forum through which they proceed. The reimbursement dealt with in this clause shall occur within a maximum of five (05) days from the communication by the LICENSOR.

7. PAYMENT CHECK

7.1.	The LICENSEE undertakes to maintain at its head office, the agreements and records of all transactions related to this Agreement, and the LICENSOR reserves the right to review or have them examined by an independent and qualified auditor, regardless of any notice and / or communication, within normal business hours, as well as all other documents held by the LICENSEE, and relate to the subject matter and terms of this Agreement.

7.2.	All agreements, accounts and records will continue to be available for at least 03 (three) years after the expiration and / or termination of the agreement term, allowing the LICENSEE to review them during that period.

7.3.	The LICENSEE shall provide, within fifteen (15) days, upon written request of the LICENSOR, during the agreement term, any additional document and / or information relating to this agreement and its subject, which may be required by the LICENSOR.

8. REPRESENTATIONS, WARRANTIES AND PROTECTION OF THE
TRADEMARKS OF THE LICENSOR

8.1.	The LICENSOR represents and warrants that (i) it owns all rights, title and interests in and to the Trademarks, (ii) such title is not subject to any liens or other encumbrance, and (iii) has all rights and authority necessary to grant the license to the LICENSEE hereunder and perform this Agreement.

8.2.	The LICENSOR represents and warrants that, to the best of its knowledge, on the Effective Date, (i) no third party is infringing or otherwise violating the Trademarks, and (ii) no action, demand or other proceeding involving the Trademarks has been filed or, in the knowledge of the LICENSOR, threatened.

8.3.	Notwithstanding the other representations and warranties contained in this Agreement, each Party represents and warrants to the other party that:

(a)	It is properly organized, validly existing and in accordance with local laws;
(b)	It has the necessary powers and authority to enter into this Agreement, to perform its obligations and to complete the transactions contemplated herein, and no further action is required to authorize the execution, delivery and performance of this Agreement.

8.4	The LICENSEE undertakes not to register or attempt to register the TRADEMARKS of the LICENSOR, subject of this agreement, as well as any other trademark, name, visual element, symbol, insignia, or any other identical and / or similar distinctive signs, present or future, likewise, not allowing any associated, affiliated or subsidiary companies to do so.

8.5.	The LICENSEE undertakes never to request any registration with the INPI about the plastic form, or visual configuration of the subject of this agreement (clause 1.1), obligating its partners, heirs, successors and contractors.

8.6.	The LICENSEE is not authorized without the prior written approval of the LICENSOR to bring any judicial action of any kind related to any unauthorized use of the TRADEMARKS of the LICENSOR by third parties.

8.7.	The LICENSEE undertakes to notify the LICENSOR, within a maximum and non-extendable period of 05 (five) days from the date on which it becomes aware of any third party claims and any potential or actual violations of any intellectual proprietary rights to the TRADEMARKS of the LICENSOR, subject of this Agreement.

8.8.	The LICENSOR shall have the sole right to determine whether or not to pursue legal action for any unauthorized use or imitation of its TRADEMARKS or whether or not to defend itself against any claim made by a third party. Lawsuits brought by the LICENSOR will be sponsored on its own account, and the LICENSEE, upon request of the LICENSOR, will be associated with it as a party to the proceedings.

8.9.	If the LICENSOR decides to take legal action against any unauthorized use or imitation of its TRADEMARKS or to defend itself in any claim made by a third party, the LICENSEE undertakes to provide the LICENSOR with all possible assistance, providing information and documents and obtaining relevant evidence within their reach.

8.10.	The LICENSEE, by itself, its employees and / or contractors, shall use the TRADEMARKS of the LICENSOR strictly in the form stipulated in this agreement, being responsible for its good use and may not, under penalty of termination of this agreement, perform any act that denigrates or adversely affect the TRADEMARKS of the LICENSOR, hereby licensed.

8.11.	The LICENSEE may not make any alteration and / or improper reproduction, of any nature, of the TRADEMARKS OF THE LICENSOR granted herein, and shall be used in accordance with this license and in compliance with visual standards, color combinations and other distinctive signs determined by the LICENSOR, as set out in ANNEX I to this instrument.

9. CONFIDENTIALITY

9.1.	The Parties, their employees, contractors, athletes and representatives shall maintain strict confidentiality about all information related to the activities of the Parties, as well as the terms of this Agreement, and any other information that has been disclosed in confidence by a Party to other, and the Parties and their representatives, employees and subcontractors shall not disclose such information to any third party without the prior written consent of the other Party, except to the extent that such confidential data becomes public in any way other than breach of this agreement. This provision will remain for three (3) years from the expiration and / or termination of the agreement term.

10. UNIFORMS

10.1.	The LICENSOR will make every effort to provide sporting goods and uniforms to the “League of Legends” team in E-Sports of the LICENSEE. However, if sporting goods and uniforms are not sufficient, the LICENSEE undertakes to purchase, at its expense, the remaining sporting goods and uniforms directly from the supplier of the LICENSOR at the time, and currently the supplier of sporting goods and uniforms of the LICENSOR is ADIDAS BRASIL LTDA.

10.1.1.	Regardless of the supply of the material by the LICENSOR, the LICENSEE may not modify, without the prior and express approval of the LICENSOR, the layout, material or trademarks of the uniforms. By uniforms is meant the official playing shirt, pants, socks, polo shirts, travel shirts, travel shorts, travel bags, suitcases, warm clothing and sneakers.

11. AGREEMENT TERMINATION

11.1.	This Agreement may be terminated by right of either Contracting Party for breach of any of its terms and conditions if the breaching party fails to remedy such breach within ten (10) calendar days from receipt of notification of the other Party requesting remediation of the default. Any breach not remedied under the terms above will also give rise to the payment of a 10% (ten per cent) pecuniary fine on the amount of the monthly fixed rate of each effective year under the terms of clause 5.1.

11.2.	This Agreement shall automatically terminate in its entirety upon simple communication to the other Party, in the following hypotheses and without prejudice to the payment of the fines and / or compensation set forth in clause 12:

(i)	if either of the Contracting Parties goes bankrupt, or seeks or has filed for judicial or extrajudicial recovery;

(ii)	in the event of an act of God and / or force majeure, provided that the cause of the case continues for more than 03 (three) months from the date of the event;

(iii)	in the event of any statement or interview, written or spoken, in any media or social networks, issued by the LICENSEE, its athletes, contractors, employees, associates, administrators and / or partners or shareholders that, in the reasonable opinion of the LICENSOR, implies in discredit, demoralization or negatively reflect the reputation and / or image of the LICENSOR, its managers, administrators, associates, contractors or employees, sponsors and supplier of sports equipment during the agreement term;

(iv)	in the event that LICENSEE enters into a sponsorship or marketing agreement for League of Legends properties in E-Sports, including but not limited to sponsorship space on uniforms, sale of advertising signs, licensed products, and television authorization, without the prior and express authorization of the LICENSOR, except as provided in the Agreement regarding the deadline for responses of authorization requests sent to the LICENSOR by the LICENSEE; and,

(vi)	exclusively by the LICENSOR in the event of the “League of Legends” team in E-Sports obtains placement below sixth in any tournament during the term of the agreement; and

(vii)	exclusively by LICENSEE if the LICENSOR enters into any agreement with third parties of any nature that conflicts with the terms of this Agreement, violating the exclusivity herein.

11.3.	The Parties may also terminate this Instrument without cause, upon payment of a contractual fine in accordance with the following hypotheses:

(i)	If the termination occurs in the year 2020, the party that terminated the agreement shall pay a fine of R$ 150.000,00 (one hundred and fifty thousand reais) or an amount equivalent to forty percent (40%) of the remaining balance of the contract value of that year, being due the highest value among the hypotheses described above;
(ii)	If the termination occurs in the year 2021, the terminating Party shall pay a fine of R$ 185.000,00 (one hundred and eighty-five thousand reais) or an amount equivalent to 40% (forty percent) of the remaining balance of the contract value of that year, being due the highest amount among the hypotheses described above;
(iii)	If the termination occurs in the year 2022, the terminating Party shall pay a fine of R$ 200.000,00 (two hundred thousand reais) or an amount equivalent to 40% (forty per cent) of the remaining balance of the contract value of that year, being due the highest value among the hypotheses described above.

12. FINES AND COMPLIANCE WITH THE AGREEMENT

12.1.	The aggrieved Party is assured the right to judicially enforce this Agreement, in the event of non-compliance with the obligations assumed herein, without prejudice to the application of the penalties provided for herein.

12.2.	If either Party intends to unilaterally terminate this Instrument or give rise to termination on the grounds set forth in clauses 11.1 and 11.2, items (iii) and (iv), the terminating Party shall pay the other party a non-compensatory fine in the amount of R$ 100.000,00 (one hundred thousand reais) to indemnify the opposing party, without prejudice to any losses and damages that exceed this amount.

13. SPECIFIC OBLIGATIONS - EXPIRATION OR

TERMINATION OF AGREEMENT

13.1.	Upon expiration and / or termination of this agreement, the LICENSEE shall immediately refrain from using the TRADEMARKS of the LICENSOR, as well as any other name, trademark and / or symbol similar to those of the subject matter of this Instrument, without specific notification for this purpose.

13.2.	Failure to comply with the provisions of the above clause will subject, without prejudice to the other penalties provided for in this Instrument, the adoption of judicial measures by the LICENSOR, to obtain judicial authorization to comply with the obligations assumed by the LICENSEE, in addition to collection of indemnity for improper use of the trademark.

14. GENERAL PROVISIONS

14.1.	This Agreement does not establish between the Parties any form of partnership, employment relationship or joint or several liability, and each Party is responsible for all its obligations, including labor, tax, social security, insurance and other amounts due by law.

14.2.	Notifications regarding this Agreement must be sent in writing and may be delivered in person with receipt protocol or via registered mail to the contacts listed below.

●	LICENSOR:

Mauricio Portela

mauricio.portela@flamengo.com.br

Avenida Borges de Medeiros, nº 997, Lagoa, Rio de Janeiro – RJ,

ZIP Code 22.430-041

●	LICENSEE:

Alexandre Jorge Peres

alexandre@teamoneesports.com.br

Av. Cruzeiro do Sul, 1.100, 2o piso, Loja 2008, São Paulo – SP,

ZIP Code 03033-020

14.3.	In the event of changes to the addresses indicated herein, the new address shall be notified in writing to the other party, otherwise the notification to the address given to the qualification of the Parties in the preamble to the Agreement shall be deemed given.

14.4.	It is forbidden to the LICENSEE, without the express written consent of the LICENSOR, to transfer or assign, in whole or in part, in any capacity, the rights and obligations assumed in this agreement.

14.5.	This Agreement may be amended or modified by an addendum, duly signed by the Parties and which shall be incorporated into this Instrument.

14.6.	All expenses that may be incurred by either Party as a result of the negotiations hereunder shall be the sole responsibility of the Party that incurred or contracted them.

14.7.	In cases not covered by this Instrument, the provisions of Law No. 10,406 of January 10, 2002 (Brazilian Civil Code) shall apply.

14.8.	The Parties certify that they have received this Instrument for reading and prior knowledge of its terms, declaring to have understanding of each word and each clause, being aware of its contents.

14.9.	This Agreement is entered into irreversibly and irrevocably for all legal purposes, binding the Parties, their heirs and successors to their full and faithful compliance.

14.10.	This Agreement terminates, liquidates, supersedes and cancels any document precedent thereto and relating to the subject matter of this Agreement.

14.11.	If one or more clauses of this Agreement are to be considered null and void, such nullity shall not invalidate the remaining clauses nor the agreement itself.

14.12.	No attitude of tolerance by one Party regarding the breach of contractual obligations by the other Party means the partial or complete tacit abrogation of the mutual agreement.

14.13.	The LICENSEE shall carry out its activities in its name and on its behalf, without any relationship of commercial representation or dependence with the LICENSOR, not constituting any kind of solidarity, legal bond or partnership with the LICENSOR.

15. APPLICABLE LAW AND COURT

15.1	This Agreement is governed by Brazilian laws. The Parties elect the Courts of the Judicial District of Rio de Janeiro State Capital as competent to settle disputes arising from the interpretation and validity of this Agreement, expressly waiving any other, however privileged it may be.

And, being thus fair and contracted, the Parties sign this Instrument in 02 (two) copies of equal content and form, in the presence of the two witnesses indicated.

Rio de Janeiro, November 5, 2019.

_/s/______________________

CLUBE DE REGATAS DO FLAMENGO

/s/ Alexandre Peres

Alexandre Peres (p.p. Bruno Rodrigues)

SIMPLICITY ONE BRASIL LTDA.

/s/ Laila Cavalcanti Loss

Laila Cavalcanti Loss

SIMPLICITY ONE BRASIL LTDA. [STAMP]

WITNESSES:

1. /s/ Edson Martins Monteiro_____ Full name: Edson Martins Monteiro ID card No.:27-783-224-2 CPF No.:	2. /s/_________________________ Full name: [Illegible] ID card No.: 20208582-6 CPF No.:503469727-79

[STAMP]